Exhibit 3.2

CERTIFICATE OF CORRECTION
TO THE CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

HEALTHCARE TRIANGLE, INC.

Healthcare Triangle, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the corporation is Healthcare Triangle, Inc.

2. That a Certificate of Amendment was filed by the Secretary of State of Delaware on May 30, 2025, as amended, and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is:

The date of effectiveness of the Reverse Stock Split was indicated incorrectly in Section 4 of the Certificate of Amendment.

4. Section 4 of said Certificate is corrected to read as follows:

“4. Upon this Certificate of Amendment becoming effective, the Charter is hereby amended as follows:

ARTICLE IV of the Charter is hereby amended by adding the following new section at the end of such article:

“Effective at 12:01 A.M., Eastern Time, on August 1, 2025 (the “2025 Split Effective Time”), every two-forty nine (249) shares of common stock issued and outstanding or held by the Corporation as treasury shares as of the 2025 Split Effective Time shall automatically, and without action on the part of the stockholders, be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of common stock, without effecting a change to the par value per share of common stock, subject to the treatment of fractional interests as described below (the “2025 Reverse Split”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, round up to the next whole post-2025 Reverse Split share of common stock. As of the 2025 Split Effective Time and thereafter, a certificate(s) representing shares of common stock prior to the 2025 Reverse Split is deemed to represent the number of post-2025 Reverse Split shares into which the pre-2025 Reverse Split shares were reclassified and combined. The 2025 Reverse Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, common stock of the Corporation and all references to such common stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of common stock shall be deemed to be references to the common stock or options or rights to purchase or acquire shares of common stock, as the case may be, after giving effect to the 2025 Reverse Split.”

4. Section 4 of said Certificate is corrected to read as follows:

“4. This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on August 1, 2025.”

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State of Delaware Secretary of State Division of Corporations Delivered 03:00 PM 07/14/2025 FILED 03:00 PM 07/14/2025 SR 20253353600 - File Number 7949634

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has executed this Certificate of Correction as of July 14, 2025.

HEALTHCARE TRIANGLE, INC.

By:	/s/ David Ayanoglou
Name:	David Ayanoglou
Title:	Chief Financial Officer